Exhibit 8.2
FORM OF OPINION OF ERNST & YOUNG LLP
_____________, 2008
Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada M5J 2J5
Steamer Acquisition Corp.
RBC Capital Markets Corporation
60 South Sixth Street, Suite 1400
Minneapolis, MN 55402
Ladies and Gentlemen:
     We have acted as tax advisor to Royal Bank of Canada, a Canadian chartered bank (“RBC”), and Steamer Acquisition Corp., a Delaware corporation (“Steamer”), in connection with the merger (the “Merger”) of Steamer with and into Ferris, Baker Watts Incorporated, a Delaware corporation (“FBW”), that is contemplated to occur pursuant to the Agreement and Plan of Merger, dated as of February 14, 2008 (the “Merger Agreement”), by and among RBC, Steamer and FBW. At your request, and in connection with the Registration Statement on Form F-4 filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”), we are rendering our opinion as to the material federal income tax consequences of the Merger under the Internal Revenue Code, as amended (the “Code”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.
     In connection with this opinion, we have examined the Merger Agreement and the Registration Statement, which includes a Prospectus of RBC and the Proxy Statement of FBW relating to the Merger. For purposes of this opinion, we have assumed that the Merger will be consummated in the manner described in the Registration Statement (assuming satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), and in accordance with the Delaware General Corporation Law. We have also assumed that the representation letters, dated as of the date hereof, that RBC, Steamer and FBW have provided to us are true and accurate as of the date hereof and will remain true and accurate as of the Effective Time of the Merger. In addition, we have assumed that all statements in such representation letters made “to the best knowledge” of any person or entity, or otherwise qualified, are true, correct and complete as if made without such qualification. Furthermore, we have assumed that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention,

Royal Bank of Canada
RBC Capital Markets Corporation
________, 2008

understanding or agreement and such action will not be taken. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments, and have made such other inquiries, as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
     Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.
     Our opinion is based on the Code, Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof, which could change at any time, possibly with retroactive effect. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable. No ruling has been sought from the Internal Revenue Service by RBC, Steamer or FBW as to the federal income tax consequences of the Merger, and neither the Internal Revenue Service nor any court is bound by our opinion herein. No opinion is expressed as to any factual matter or any other matter not specifically addressed above, including the tax consequences of any transactions under any non-income tax or state, local, or foreign tax law or the tax consequences of any transactions other than the Merger contemplated or entered into by RBC, Steamer or FBW. We do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.
     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.
     Any inaccuracy in, or breach of, any of the aforementioned factual statements, representations or assumptions or any change in applicable law after the date hereof could affect our conclusions.
     We hereby consent to the filing of this opinion with the Securities Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended.

Royal Bank of Canada
RBC Capital Markets Corporation
________, 2008

     We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours,